--------------------------------------------------------------------------------



                            EQUITY PURCHASE AGREEMENT

                                  by and among

                                 EU Energy Inc.,

                                       and

                          CTC Wind Systems Corporation

                          Dated as of December 15, 2005



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

                                TABLE OF CONTENTS

EXHIBIT INDEX..........................................................................................iii

ARTICLE 1 PURCHASE AND SALE OF EQUITY....................................................................1
   1.1     Purchase and Sale of Equity...................................................................1
   1.2     Place and Date of Closing; Closing Deliveries.................................................1
   1.3     The Purchase Price............................................................................2
   1.4     Payment of Purchase Price.....................................................................2
   1.5     Use of Purchase Price.........................................................................2
   1.6     Shareholders' Agreement.......................................................................2
Article 2         Representations And Warranties Of The Seller...........................................4
   2.1     Shares; Agreements............................................................................4
   2.2     Status........................................................................................4
   2.3     Authority.....................................................................................4
   2.4     Governmental Authorization....................................................................5
   2.5     Non-Contravention.............................................................................5
   2.6     Capitalization; Subsidiaries..................................................................5
   2.7     Changes.......................................................................................5
   2.8     Taxes.........................................................................................7
   2.9     Financial Statements; Solvency; Current Assets................................................7
   2.10    Absence of Undisclosed Liabilities............................................................8
   2.11    Materials Contracts and Agreements............................................................8
   2.12    Litigation....................................................................................9
   2.13    Compliance with Applicable Laws...............................................................9
   2.14    Environmental Compliance; OSHA; MSHA..........................................................9
   2.15    Leases, Other Real Property..................................................................10
   2.16    Intellectual Property........................................................................11
   2.17    Employee Benefit Plans; ERISA................................................................12
   2.18    Labor Matters, etc...........................................................................13
   2.19    Business Relationships.......................................................................13
   2.20    Insurance Policies...........................................................................14
   2.21    Related Party Transactions...................................................................14
   2.22    Brokerage and Financial Advisors.............................................................14
   2.23    Warranties True and Correct..................................................................14
Article 3         Representations And Warranties Of Buyer...............................................14
   3.1     Status.......................................................................................14
   3.2     Authority....................................................................................15
   3.3     Non-Contravention, Approvals and Consents....................................................15
Article 4         Covenants.............................................................................15
   4.1     Operation of the Business....................................................................15
   4.2     Application for Regulatory Consent and Licenses..............................................16
   4.3     Access to Facilities, Files and Records......................................................16
   4.4     Notice of Proceedings........................................................................17
   4.5     Reasonable Commercial Efforts................................................................17
   4.6     Notification of Certain Matters..............................................................17
   4.7     Expenses.....................................................................................17

Article 5         Conditions To Closing.................................................................17
   5.1     Conditions to Obligations of Each Party......................................................17
   5.2     Conditions to the Obligations of Seller......................................................18
   5.3     Conditions to Obligations of Buyer...........................................................18
Article 6         Termination...........................................................................20
   6.1     Termination by Mutual Consent................................................................20
   6.2     Termination by Either Seller or Buyers.......................................................20
   6.3     Termination by Seller........................................................................20
   6.4     Termination by Buyer.........................................................................20
   6.5     Effect of Termination and Abandonment........................................................21
Article 7         Indemnification.......................................................................21
   7.1     Survival.....................................................................................21
   7.2     Agreement of Seller to Indemnify.............................................................21
   7.3     Agreement of Buyer to Indemnify..............................................................22
   7.4     Procedures for Indemnification...............................................................22
   7.5     Defense of Third Party Claims................................................................23
   7.6     General Tax Indemnity........................................................................24
   7.7     Limitations..................................................................................24
Article 8         Closing And Due Diligence.............................................................25
   8.1     Closing and Due Diligence....................................................................25
   8.2     Termination due to unsatisfactory Due Diligence..............................................25
Article 9         General Provisions....................................................................26
   9.1     Certain Definitions..........................................................................26
Article 10        Miscellaneous.........................................................................31
   10.1    Entire Agreement; No Third Party Beneficiaries...............................................31
   10.2    Amendments; Waiver...........................................................................31
   10.3    Assignment...................................................................................31
   10.4    Notices......................................................................................32
   10.5    Governing Law; Dispute Resolution............................................................32
   10.6    Counterparts.................................................................................34
   10.7    Captions.....................................................................................34
   10.8    Interpretations..............................................................................34
   10.9    Severability.................................................................................34
   10.10   Right to Specific Performance................................................................34

                            EQUITY PURCHASE AGREEMENT

      THIS EQUITY PURCHASE AGREEMENT (this "Agreement"), dated as of December 15, 2005, is entered into by and among EU Energy Incorporated, a Nevada corporation ("EU Inc." or "Seller"), and CTC Wind Systems Corporation, a Nevada corporation ("CTC" or "Buyer").

                                    RECITALS:

      WHEREAS, the Seller has the ability and approval, by its Board of Directors and Shareholder, to issue [Insert number of shares] shares of common stock of EU Inc. (the "Shares"), which subsequent to being issued, constitute [approximately 48%] of all the issued and outstanding shares of capital stock in EU Inc.;

      WHEREAS, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, directly or indirectly, all of the Shares upon the terms and conditions set forth herein;

      WHEREAS, the Board of Directors of each of Buyer and Seller has approved and adopted this Agreement and the transaction contemplated hereby or will have adopted by resolution dated concurrent with the date hereof.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good a valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1 PURCHASE AND SALE OF EQUITY

1.1   Purchase and Sale of Equity.

      Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, convey and transfer to the Buyer and the Buyer shall purchase from the Seller, directly or indirectly, free and clear of any and all Liens, all of the Shares.

1.2   Place and Date of Closing; Closing Deliveries.

      (a) The Closing shall take place at the offices of Composite Technology Corporation, 2026 McGaw Avenue, Irvine, CA, on Monday, January 31, 2005 or, if later, on a date not later than five (5) business days after (i) all conditions in Article 5 have been satisfied or waived by the party in whose favor each such condition existed and (ii) CTC shall have completed its due diligence review in accordance with the terms of Article 8, or on such other date as the Seller and Buyer may agree to in writing.

      (b) At the Closing, the Seller shall execute and/or deliver to Buyer, (i) certificates representing all the Shares, duly endorsed by the applicable Seller (or accompanied by duly executed stock powers), and (ii) the documents and instruments specified in Section 5.3.

      (c) At the Closing, Buyer shall execute and/or deliver to the Seller the documents and instruments specified in Section 5.2. The Purchase Price for the Shares shall be as provided in Section 1.3 and paid as provided in Section 1.4 below.

1.3   The Purchase Price.

Subject to the terms described in Section 1.4, the total consideration to be paid by Buyer for the Shares shall be an aggregate of a maximum of Five Million Dollars ($5,000,000) (the "Purchase Price") as set forth in Section 1.4.

1.4   Payment of Purchase Price.

      (a) At the Closing, a cash payment shall be made by Buyer by wire transfer of immediately available funds to such account or accounts as the Seller shall designate in writing in the aggregate amount of One Million Dollars ($1,000,000).

      (b) The remaining Four Million Dollars ($4,000,000) shall be paid to Seller in two (2) equal installments of Two Million Dollars ($2,000,000) within ten (10) days of the later of the following dates:

            1st Installment: March 1, 2006 or sixty (60) days after the date of Closing; and

            2nd Installment: April 1, 2006 or ninety (90) days after the date of Closing

      If any of the payments referenced in this Section 1.4(b) are not paid to Seller on or about the dates referenced, the Buyer shall pay to Seller interest of 6.0% annually on any unpaid balances and such payments shall be paid monthly.

1.5   Use of Purchase Price.

      The Purchase Price shall be used by the Seller to fund regular operations and for working capital purposes of the Seller. The Seller shall not distribute or cause to distribute any of the Purchase Price to any shareholder, party, affiliate, subsidiary or related party.

1.6   Shareholders' Agreement

      The Parties shall procure that all of the shareholders of EU Inc at the time of Closing ("EU Shareholders") shall sign a shareholders' agreement ("Shareholders' Agreement") that shall contain the following substantive terms:

      Buyer shall have the right to appoint 2 Board Members to the Board of Directors of EU Inc. and collectively the other EU Shareholders shall have the right to appoint 2 Board Members. The initial directors shall be appointed at a meeting to be held concurrently with the Closing. Any Major Decisions to be made by the Board of Directors of EU Inc. will require a unanimous decision of the Board. "Major Decisions" shall be listed in the Shareholders' Agreement and shall include, but are not limited to, the following:

      (a) the variation of the authorized or issued capital stock of EU Inc. or the allottment, issuance or grant of any option over or interest in, or other right to subscribe for shares or convert into any securities of EU Inc. or issue any instrument carrying rights of conversion into, any share or other equity security;

      (b) the alteration of the Bylaws of EU Inc.;

      (c) the taking steps to wind up or dissolve EU Inc., or the filing of a petition in bankruptcy or the making of any arrangement with any creditors, or the permitting or suffering of any act or thing whereby it may be wound up or placed into bankruptcy;

      (d) any disposal of all or substantially all of the Business;

      (e) the removal of any of the members of the Board of Directors, provided however that neither CTC nor any EU Shareholder will unreasonably refuse to permit the removal and replacement of any member of the Board by the shareholder that has nominated such members;

      (f) the entry into or material change to any contract or transaction or waiver of any right under any contract whose value exceeds $500,000 except in the ordinary and proper course of business on commercial terms;

      (g) the acquisition, purchase or subscription for any shares, debentures, or other securities (or any interest therein) in any company, trust or other body;

      (h) the acquisition or purchase of the business;

      (i) the sale, transfer, lease, license, assignment, creation of any option or right of pre-emption or right of first refusal or conversion over, or otherwise disposal of all or any material part of EU Inc.'s business, property and/or assets (or any interest therein) whether by a single transaction or series of related transactions;

      (j) the increase in the remuneration of any senior employee, director or consultant of EU Inc. who is paid more than $120,000 per annum by more than 10%;

      (k) the implementation or variation of any bonus, incentive or commission arrangements of EU Inc., excluding, however, the regular benefits that are required to be paid By contract or by law or other applicable legal act or which are usual in the employment market of any State in which EU is doing business;

      (l) the creation of any fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of EU Inc.'s undertaking, property or assets other than that which is required or usual in the normal course of business;

      (m) the borrowing of any sum of money that exceeds an aggregate of $100,000 or where the interest rate is unusually high except from its bankers and credit card providers in the ordinary and proper course of its business;

      (n) the making of any loan or advance or giving any credit (other than normal trade credit) in excess of $10,000 by EU Inc. to any person;

      (o) the giving of any guarantee or indemnity by EU Inc. to secure the liabilities or obligations of any person, except for the purposes of settling any employee related litigation or pursuant to any of the normal employee procedures of complaint, or for civil liability cases not exceeding $100,000;

      (p) the entry into any contract, arrangement or commitment involving capital expenditure other than approved budgets in the normal course of business or the realization of capital assets if the amount of such expenditure or realization by EU Inc. would exceed $10,000;

      (q) the initiation, conduct, settlement or abandon of any legal or arbitration proceedings where the amount claimed exceeds $50,000 or the making of any admission of liability in respect of such a matter by EU Inc., excepting for matters relating to employees who are neither directors nor officers of EU Inc;

      (r) the declaration or payment of any dividend or other distribution in cash or otherwise (whether out of revenue profits, capital profits or capital reserves) on any Share by EU Inc. ; or

      (s) the grant of any power of attorney by EU Inc. unless such power of attorney shall be for a limited period and only where EU Inc would reasonably be expected to suffer damage in the event of a delay.


ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller hereby warrants and represents to Buyer, as of the date hereof and as the Closing Date, as follows:

2.1   Shares; Agreements.

      The Seller has the ability and has obtained any and all necessary approvals, including, without limitation, that of its Board of Directors and Shareholders, to issue the Shares. At the Closing, the Seller shall execute and/or deliver to Buyer, certificates or valid and marketable title representing all the Shares clear of any Liens. There are no registration rights agreements, voting trust agreements, powers of attorney, shareholder agreements, operating agreements, partnership agreements, proxies or any other Contracts relating to the voting, dividend or economic rights, management or Control rights, or disposition or pledge of the Shares or otherwise granting any Person any right in respect of such Shares, with the exception of the Shareholders' Agreement, and except for this Agreement and the Ancillary Agreements executed in connection herewith, there are no restrictions on the transfer of the Shares or other the equity securities of EU Inc. other than those imposed by federal and state securities laws, generally.

2.2   Status.

      Seller is duly organized, validly existing and in good standing as a corporation under the laws of the state of its formation and in any place where it is doing business. Seller has the requisite power and authority to own or lease all of its properties and assets and to conduct businesses as they are now being conducted. Seller has no subsidiaries.

2.3   Authority.

      Seller has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All company actions and proceedings necessary to be taken by or on the part of the Seller in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby have been or will prior to the Closing be duly and validly taken. This Agreement has been, and at the Closing the other Transaction Documents will be, duly and validly executed and delivered by Seller and shall constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

2.4   Governmental Authorization.

      With the exception of filing to do business in any State that is required as a result of the Parties agreement during the due diligence process and which has been recorded and approved by the Board of Directors of EU Inc on or before the Closing, neither Seller nor any of its Affiliates nor any of their respective officers, directors or managing employees is required to obtain any material license, approval or consent from, or give any notice or make any other filing with respect to, any Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

2.5   Non-Contravention.

      Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the organizational, governing documents, or articles of incorporation of EU Inc., (b) result in a Default under, or require the other contracting party to Consent to the assignment or continuation of, any Material Contract to which Seller is a party or by which any Asset of EU Inc. is bound,
(c) violate any Order against or binding upon EU Inc., (d) violate any agreement with any Governmental Authority with or in respect of EU Inc., (e) subject to obtaining the governmental authorizations referred to in Section 2.4 hereof, violate any Law, (f) result in a Default under, or otherwise cause an impairment or a revocation of, any Permit of EU Inc., or (g) result in the creation of any Lien on any Asset of EU Inc.

2.6   Capitalization; Subsidiaries.

      The entire authorized capital stock or other equity interests of EU Inc. and the number of shares of capital stock or other equity interests which are issued and outstanding of EU Inc., including the Shares to be issued in connection with this Agreement, and the record and beneficial owners thereof are as set forth in Schedule 2.6 attached hereto. All of the outstanding shares of capital stock and other equity interests of EU Inc. are held free and clear of all Liens. All of the outstanding shares of capital stock and other equity interests of EU Inc. are fully paid and non-assessable. None of the outstanding shares of capital stock and other equity interests of EU Inc. have been issued in violation of any pre-emptive rights of the current or former shareholders/partners/members. There are no outstanding equity securities, or warrants, options, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which EU Inc. is obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other equity interests of EU Inc.

2.7   Changes.

      From the effective date of this Agreement through the Closing Date the business of EU Inc. has been conducted only in the ordinary course of business and there has not been:

      (a) any change in EU Inc.'s authorized or issued capital stock or equity interests; any grant of any stock option or right to purchase shares of capital stock or equity interest of EU Inc.; any issuance of any security convertible into such capital stock or equity interest; any grant of any registration rights with respect to such stock or equity interest; any dividend or other distribution or payment in respect of shares of capital stock or equity interest in EU Inc.; any purchase, redemption, retirement, or other acquisition by EU Inc. of any shares of its capital stock or equity interests;

      (b) any amendment to the articles of incorporation, bylaws or other organizational documents of EU Inc.;

      (c) any change in the assets, liabilities, financial condition or results of operations of EU Inc. from that reflected in the Financial Statements, except changes in the ordinary course of the Business and consistent with past practices that individually, or in the aggregate, have not had a Material Adverse Effect;

      (d) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business, properties or financial condition of Seller;

      (e) any waiver or compromise by Seller of a valuable right or of a material debt owed to it;

      (f) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Seller, except in the ordinary course of business consistent with past practices and that is not material to the Business, properties or financial condition of Seller;

      (g) any new material contract or agreement or any material change to a material contract or agreement by which Seller or any of its assets is bound or subject;

      (h) any material change in any compensation (including severance and other benefits), arrangement or agreement with any employee, officer, manager or member, except changes in the ordinary course of business, consistent with past practices;

      (i) any sale, assignment, transfer or license of any Intellectual Property or any settlement regarding the breach or infringement of any license or any Intellectual Property;

      (j) any resignation or termination of employment of any officer or key employee of Seller, and Seller is not aware of any impending resignation or termination of employment of any such officer or key employee;

      (k) any mortgage, pledge, transfer of a security interest in, or Lien, created by Seller, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable;

      (l) any loan or guarantee made by Seller to any Person, other than travel advances and other advances to employees, officers or directors made in the ordinary course of its business, consistent with past practices;

      (m) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of, or third-party doing business with, Seller;

      (n) any declaration, setting aside or payment or other distribution in respect to any of Seller's capital stock (or any securities convertible into or exchangeable for any such capital stock), or any direct or indirect redemption, purchase, or other acquisition of any of such capital stock by Seller;

      (o) to Seller's Knowledge, any other event or condition of any character relating principally to the Business that is reasonably likely to result in a Material Adverse Effect;

      (p) any material transaction or event not in the ordinary course of business and consistent with past practices; or

      (q) any change in any method of accounting or accounting practice, principles, methods or policies;

      (r) any arrangement or commitment by Seller to do any of the things described in this Section 2.7.

2.8   Taxes.

      Seller has timely filed all Tax Returns required to be filed by or on behalf of EU Inc. for any period on or before the date hereof, taking into account any extension of time to file that has been granted to or obtained on behalf of Seller, and all such Tax Returns are correct and complete in all material respects. Seller has paid when due all Taxes shown as due on such Tax Returns. All other Taxes that are due (or claimed by any Regulatory Authority to be due) in connection with EU Inc., that are chargeable as a Lien upon EU Inc., or that may become due in connection with EU Inc., have been paid or have been adequately reserved for in the books and records of Seller. All Taxes required to be withheld by EU Inc. have been duly withheld and paid to the proper taxing authority or properly reserved for in accounts for such purpose. No deficiency for Tax has been asserted or assessed by a taxing authority against EU Inc. No written document or comparable consent extending or waiving, or having the effect of extending or waiving, the application of the statute of limitations with respect to any Taxes or Tax Returns in respect of, or relating to EU Inc., and no power of attorney with respect to any such Taxes or Tax Returns, is currently outstanding, pending or otherwise in effect with the Internal Revenue Service ("IRS") or any other taxing authority. No Tax Returns or Taxes in respect of, or relating to EU Inc. are currently under audit by any taxing authority.

2.9   Financial Statements; Solvency; Current Assets.

      (a) Schedule 2.9 shall consist of complete and correct copies of the unaudited consolidated balance sheet of EU Inc. as of December 31, 2005 and the related unaudited consolidated statements of income and cash flow from operations since inception (the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of EU Inc., which have been properly maintained and are complete and correct in all material respects, (ii) have been prepared in accordance with GAAP consistently applied, except that the interim Financial Statements are subject to normal and customary year-end adjustments which will not, in the aggregate, be material, and (iii) present fairly the financial position of EU Inc. as of the dates indicated and the results of their operations and cash flows for the periods indicated.

      (b) EU Inc. has not admitted in writing its inability to pay its debts, generally as they become due; filed or consented to the filing against it respectively of a petition in bankruptcy or a petition to take advantage of an insolvency act; made an assignment for the benefit of its creditors; consented to the appointment of a receiver for itself or for the whole or any substantial part of its property; had a petition in bankruptcy filed against it; been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction.

      (c) All accounts receivable shown on the Financial Statements represent, and the accounts receivable of EU Inc. outstanding on the Closing Date will represent, sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents relating thereto. All accounts receivable shown on the Existing Receivables schedule will be fully collectible to the extent not reserved for in the Existing Receivables schedule.

      (d) All Inventory, except Inventory in transit, whether reflected on the Financial Statements or subsequently acquired, (i) is now and at the Closing Date will be located on the Real Property or on the Leased Real Property consistent with past practices, (ii) to the extent acquired from third parties, has been or will be acquired by EU Inc. only in bona fide transactions entered into in the ordinary course of business, (iii) with respect to inventory held for resale, is valued at Inventory Value, and (iv) unless its Inventory Value is zero, is useable and salable at no less than Inventory Value in the ordinary course of business of EU Inc. EU Inc. has now and on the Closing Date will have valid legal title to its Inventory free and clear of any Liens, other than Permitted Liens. The quantities of all categories of Inventory are not excessive, but are reasonable and consistent with past practice. To the Knowledge of Seller, EU Inc. has no Liability with respect to the return of Inventory in the possession of customers, except for potential buy backs of excess inventory in the ordinary course at levels that are consistent with historic experience and that are not in the aggregate material.

2.10  Absence of Undisclosed Liabilities.

      Except as and to the extent accrued or reserved for and disclosed in the Financial Statements, EU Inc. has no Liabilities, other than those incurred in the ordinary course of business since the date of its incorporation on August 26, 2005, and not exceeding $10,000 individually and $100,000 in the aggregate. EU Inc. is not directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any other Person.

2.11  Materials Contracts and Agreements.

      (a) Except for agreements explicitly set forth in Schedule 2.11(a), there are no agreements, understandings or proposed transactions between Seller and any of its officers, directors, members, Affiliates, or any Affiliate thereof.

      (b) Except for agreements explicitly set forth in Schedule 2.11(a), there are no agreements, understandings, instruments, contracts or commitments to which Seller is a party or by which it is bound that (i) involve obligations (contingent or otherwise) of, or payments to, Seller in excess of, $25,000, (ii) involve the license to or from others, or the restriction, of Intellectual Property, other than end-user licenses granted in the ordinary course of business consistent with past practices, (iii) involve the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect Seller's exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) are otherwise material to the Business (collectively, the "Contracts"). All the Contracts are valid, binding and in full force and effect in all material respects. Neither Seller nor any of its Affiliates nor, to the Knowledge of Seller, any other party thereto has materially breached any of the Contracts. Seller has delivered or made available to Buyer correct and complete copies of each of the Contracts.

      (c) Seller does not have any liability or obligation in connection with any Contract which has been terminated by Seller or for which notice of termination has been delivered by Seller.

      (d) After reasonable inquiry, Seller does not have Knowledge that any of its employees is obligated under or in violation of any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of such employee's best efforts to promote the interest of Seller or that would materially conflict with the Business. Neither the execution or delivery of this Agreement, nor the carrying on of Seller's Business by the employees of Seller, nor the conduct of Seller's Business as proposed, will, to Seller's Knowledge after reasonable inquiry, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

2.12  Litigation.

      Except as set forth on Schedule 2.12, there is no Litigation, proceeding or investigation pending or, to the Knowledge of Seller, threatened, against Seller, any of its Affiliates.

2.13  Compliance with Applicable Laws

      EU Inc. is in compliance in all material respects with all Laws, and has not received any written notice alleging any violation of any such Law. EU Inc. is not currently subject to any fine, penalty, Liability or restriction, which relates to EU Inc. or its Assets, as a result of a failure to comply with any Law, nor has EU Inc. received any notice of such non-compliance. EU Inc. has the Permits listed by its name on Schedule 2.13 which are all of the Permits necessary to conduct its business in the manner it is presently being conducted, and all such Permits are valid and in full force and effect. EU Inc. has not engaged in any activity that is reasonably likely to cause revocation or suspension of any such Permit and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to Knowledge of Seller, threatened.

2.14  Environmental Compliance; OSHA; MSHA.

Hereto,

      (a) EU Inc. is, and has been at all times, in material compliance with all Environmental Laws. EU Inc. has not (i) been notified that it is potentially liable under or (ii) received any written requests for information or other correspondence under, any Environmental Law;

      (b)  EU  Inc.  has   prepared  and  timely  filed  with  the   appropriate
jurisdictions all reports and filings required pursuant to any Environmental Law, and such reports and filings were accurate in all material respects;

      (c) EU Inc. has not entered into or received, nor is EU Inc. in Default under, any Order (draft or final) relating to environmental protection;

      (d) EU Inc. has obtained all Environmental Permits and has been and is in material compliance with each such Environmental Permit;

      (e) EU Inc. has not been, or is not currently, a "generator" of "hazardous waste" (as those terms are defined by the Resource Conservation and Recovery Act of 1976, or any analogous state, and the regulations promulgated thereunder);

      (f) All waste containing any Hazardous Material disposed at off-site locations by EU Inc., or sent by EU Inc. for disposal at an off-site location, has been released or disposed of in compliance with applicable reporting requirements under Environmental Laws, and there are not any environmental claims, requests for information from a Governmental Authority or written demands to take response, removal, corrective, remedial or other responsive action or to pay for the costs of any such action at the site with respect to any such release or disposal;

      (g) There is no Litigation pending or, to Seller' Knowledge, threatened by any Governmental Authority or other Person, against EU Inc. or any Seller relating to environmental protection, compliance with Environmental Laws, or the condition of the Leased Real Property or the Real Property or, to the Actual Knowledge of Seller, any real property previously owned, operated or leased by EU Inc.;

      (h) (i) There are no Hazardous Materials (A) at, on, in, above or under the Real Property, the Leased Real Property or any real property previously owned, operated or leased by EU Inc., (B) originating or emanating from any other property that are present in, on, under or above the Real Property, the Leased Real Property or any real property previously owned, operated or leased by EU Inc., or (C) originating or emanating from the Real Property, the Leased Real Property or any real property previously owned, operated or leased by EU Inc. that are present in, on, under or above any other property, and (ii) no Hazardous Materials have ever been generated, treated, stored, disposed of, handled on, spilled, discharged or released on or from or removed from the Real Property, the Leased Real Property or any real property previously owned, operated or leased by EU Inc.;

      (i) To the Knowledge of Seller, no audit or other investigation has been conducted as to environmental matters at the Leased Real Property or the Real Property other than Phase 1s in the ordinary course of business and Buyer's diligence inquiries;

      (j) EU Inc. has not operated, nor, to Seller' Knowledge has a third party operated, an underground storage tank on the Real Property or the Leased Real Property, and, to Seller' Knowledge, no underground storage tanks are located on, nor have any underground storage tanks been removed from, the Real Property or the Leased Real Property or to Seller' Actual Knowledge any real property previously owned, operated or leased by EU Inc.;

      (k) To the extent in the possession or control of the Seller, Seller have provided to Buyer true and complete copies of all reports and other documentation regarding any environmental assessment, testing or sampling at or with respect to the Real Property or the Leased Real Property or any real property previously owned, operated or leased by EU Inc.; and

      (l) EU Inc. is in compliance, and has at all times been in compliance, in all material respects, with the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651, et seq., and with the Mined Safety Health Act, 30 U.S.C. ss.ss. 801, et seq.

2.15  Leases, Other Real Property.

      (a) No real property, or interest in real property, is used in the operation of EU Inc. except for the Leased Premises, listed on Schedule 2.15(a). Seller has delivered to Buyer correct and complete copies of the Leases.

      (b) Each Lease is the legal, valid and binding obligation of Seller and, to Seller's Knowledge, the other signatories thereto, and each is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies. Seller has performed in all material respects all obligations required to be performed by it under the Leases and is not in default thereunder, and no event has occurred which, with the lapse of time or action by a third party could result in a default by Seller, or, to Seller's Knowledge, by any other party thereto, under any Lease. Seller enjoys peaceful and undisturbed possession of the Leased Premises under its Leases.

      (c) To Seller's Knowledge, each of the Leased Premises is in compliance with all Applicable Law, including applicable building, zoning, subdivision and other land use and similar laws and regulations affecting the Real Property (collectively, "Real Property Laws"), except to the extent that the failure to be in compliance with such Real Property Laws would not be reasonably likely to have a Material Adverse Effect, and Seller has not received any notice of violation or claimed violation and, to the Knowledge of Seller, no violation is threatened in respect of any Real Property Law.

      (d) Seller has no Knowledge that (i) any real property taxes, sales levies or assessments with respect to the Leased Premises which are payable by Seller have not been paid in full or (ii) any proceedings with respect thereto have been commenced.

      (e) Schedule 2.15(e) sets forth a list and location of all Personal Property of EU Inc. having an original or replacement value greater than $5,000. EU Inc. (i) has good and valid title to all of the Personal Property it purports to own and (ii) owns such Personal Property free and clear of all Liens except for Permitted Liens. All of the Personal Property, whether owned or leased, by EU Inc. are in the possession and control of EU Inc., and, if leased, is leased subject to one or more of the valid and binding leases listed on Schedule 2.11(a). No Seller, third party or Affiliate of any Seller has any claim or interest in any of the Personal Property of EU Inc..

      (f) The Assets of EU Inc. are in good operating condition and repair, ordinary wear and tear excepted, and such Assets include all rights, properties, interest in properties and other Assets necessary to permit EU Inc. to continue its business after the Closing Date as presently conducted. The Seller have no Actual Knowledge of any present or future condition or state of facts or circumstances that would prevent EU Inc. from carrying on its business after the Closing Date in the same manner as it is presently being carried on. EU Inc. has only conducted its business under such names and at such locations as are identified on Schedule 2.15(f) and all of the Assets of EU Inc. are currently located at those locations identified on Schedule 2.15(f).

2.16  Intellectual Property.

      (a) Schedule 2.16 sets forth a complete and accurate list of all patents, trademarks, trade names, service marks, domain names, copyrights and computer software (excluding commonly available software acquired via shrink wrap licenses) used in the conduct of the business of EU Inc.. Except as set forth on
Schedule 2.16, EU Inc. owns or has the uncontested right to use all Intellectual Property necessary for the conduct of its business as presently conducted. For purposes of this Agreement, the term "Intellectual Property" shall mean, collectively, patents, designs, inventions, trademarks, trade names, domain names, service marks, copyrights, computer software, manufacturing processes and confidential or proprietary information.

      (b) No claim is pending, or to the Knowledge of Seller threatened, and Seller has not received any written notice that the conduct of EU Inc.'s business (including without limitation, its use of any Intellectual Property) infringes upon, misappropriates or conflicts with any rights in Intellectual Property claimed by any third party. No claim is pending, or to the Knowledge of Seller threatened, which alleges that any Intellectual Property owned or licensed by or to EU Inc. or which EU Inc. otherwise has the right to use is invalid or unenforceable by EU Inc.

      (c) Except as set forth in Material Contracts listed on Schedule 2.11(a), no royalties or fees are payable by EU Inc. to anyone for use of any Intellectual Property.

2.17  Employee Benefit Plans; ERISA.

      (a) Schedule 2.17 lists and identifies each Employee Benefit Plan maintained or contributed to by Seller, or under which Seller has any liability or contingent liability, that provides or may provide benefits or compensation in respect of any Employee or former Employee of Seller or the beneficiaries or dependents of any such Employee or former Employee or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Seller. Seller has provided or made available to the Buyer complete and correct copies of: (i) such Employee Benefit Plan, if written, or a description of such Employee Benefit Plan if not written, and (ii) to the extent applicable to such Employee Benefit Plan, all trust agreements, insurance contracts or other funding arrangements, the two lost recent trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS or the Department of Labor (including a written description of any oral communication), if any, and all amendments and modifications to any such document. Seller has not communicated to any Employee any binding commitment to modify any Employee Benefit Plan or to establish or implement any other employee or retiree benefit compensation plan or arrangement.


      (b) Each Employee Benefit Plan is in material compliance with Applicable Laws and has been and currently is administered and operated in accordance with its terms in all material respects. Each Employee Benefit Plan which is intended to be `qualified' within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS or is within the remedial amendment period with respect to such plan's qualified status since the plan's inception or the most recent determination letter, and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. There are no material pending or, to Seller's Knowledge, threatened claims by or on behalf of any of the Employee Benefit Plans, by any Employee or otherwise involving any such Employee Benefit Plan or the assets of any Employee Benefit Plan (other than routine claims for benefits).

      (c) No Employee Benefit Plan is a "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA or a "multiple employer plan" as addressed in section 413 of the Code. None of the Employee Benefit Plans, now, or within the preceding six years, is or has been subject to Title IV of ERISA. None of Seller, or any entity required to be aggregated with Seller for purposes of section 414 of the Code or section 4001 of ERISA ("Related Persons") has ever maintained, contributed to, or had any liability for any employee pension benefit plan (as defined in section 3(2) of ERISA) that is or has been subject to Title IV of ERISA.

      (d) Neither Seller nor any Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to Employee Benefit Plan and, to the Knowledge of Seller after due inquiry, no event, transaction or condition has occurred or exists that could result in any such liability to Seller any such Related Person or, following the Closing, the Buyer or any of its Affiliates. All required contributions to, and all payments with respect to, the Employee Benefit Plans have been timely made.

      (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, or director of Seller to any severance or termination pay, or (ii) increase the amount of or accelerate the time of payment of any compensation due any such employee, officer, or director.

2.18  Labor Matters, etc.

      Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of EU Inc. There has not occurred or, to the Knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of EU Inc. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition or, to the Knowledge of Seller, no representation application pending or threatened with respect to any employee employed in the operation of EU Inc. Seller has complied with all provisions of Applicable Laws pertaining to the employment of employees, including, without limitation, all such Applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except to the extent the failure to comply with such Applicable Laws would not be reasonably likely to have a Material Adverse Effect.

2.19  Business Relationships.

      The relationships between EU Inc. and all customers, clients, third party payors, suppliers, vendors, employees and those others who receive goods and services from or provide goods and services to EU Inc. are in the reasonable, good faith judgment of Seller, satisfactory, and EU Inc. has no Knowledge of (a) any facts or circumstances which could reasonably be expected to materially alter, negate, impair or in any way adversely affect the continuity of any such relationships, excluding any event, occurrence or condition to the extent it results from changes in the Nevada economy in general or (b) any material complaints, claims, threats, plans or intentions to discontinue or curtail relations under any such relationships. EU Inc. is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with its transactions with any customer or supplier.

2.20  Insurance Policies.

      All of the Assets, employees and operations of EU Inc. are insured under various policies of general liability and other forms of insurance, which policies are of the type and in the amounts in the reasonable, good faith judgment of Seller customary and adequate for the business of EU Inc.. Correct and complete copies of all current insurance policies and certificates of EU Inc. have been delivered to Buyer prior to the date of this Agreement and all current policies are in full force and effect and enforceable in accordance with their terms. EU Inc. is not in Default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon. To the Knowledge of the Seller', EU Inc. has never been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance. Seller have provided to Buyer copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports in respect of any insurance maintained by EU Inc. or any predecessor thereof during the past five (5) years.

2.21  Related Party Transactions.

      Except as set forth on Schedule 2.21 there are no existing arrangements or proposed transactions (a) between EU Inc., and (i) any Seller or any officer or director of EU Inc. or any member of the immediate family of any of the foregoing persons (such Seller, officers, directors and family members being hereinafter individually referred to as a "Related Party"), or (ii) any business (corporate or otherwise) which a Related Party owns, or controls directly or indirectly, or in which a Related Party has an ownership interest, or (b) between any Related Party and any business (corporate or otherwise) with which EU Inc. regularly does business material to the operations of EU Inc.

2.22  Brokerage and Financial Advisors.

      No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, the Seller or their Affiliates in connection with this Agreement or the transactions contemplated hereby.

2.23  Warranties True and Correct.

      No warranty or representation by the Seller contained in this Agreement, the exhibits or schedules attached hereto, or in any Ancillary Agreement taking into account Knowledge, Actual Knowledge and materiality qualifying language, contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements therein contained, in light of the circumstances in which they were made, not misleading.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to the Seller as follows:

3.1   Status.

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority required to carry on its business as now conducted.

3.2   Authority.

      Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All company actions and proceedings necessary to be taken by or on the part of the Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby have been or will prior to the Closing be duly and validly taken. This Agreement has been, and at the Closing the other Transaction Documents will be, duly and validly executed and delivered by Buyer and shall constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

3.3   Non-Contravention, Approvals and Consents.

      (a) Neither the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby and thereby is an event that, in and of itself or with the giving of notice or the passage of time or both, will (i) conflict with the Buyer's organizational documents, (ii) constitute a violation of, or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any material agreement or instrument to which Buyer is a party or by which Buyer is bound or (iii) violate any Governmental Approval, material judgment, decree or order or statute, rule or regulation applicable to Buyer.

      (b) Neither Buyer nor any of its Affiliates nor any of their respective officers, directors or managing employees is required to obtain any material license, approval or consent from, or give any notice or make any other filing with respect to, any Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for approvals allowing Buyer to assume and perform, or novations of, the Government Contracts.

ARTICLE 4 COVENANTS

      From the date of this Agreement until the completion of the Closing, subject to the requirements of Applicable Law and Regulatory Authorities, Seller shall comply with the covenants set forth in this Article 4.

4.1   Operation of the Business.

      Seller shall cause the Business to continue to be carried on in the ordinary course and consistent with past practices in compliance in all material respects with all Applicable Laws and Seller shall use commercially reasonable efforts to preserve the Business, its operations and employees and the goodwill of its customers and others having business relations with it. Without limiting the generality of the foregoing, without the prior written consent of Buyer, Seller covenants and agrees that Seller will not do or agree to do any of the following (other than in the ordinary course of business consistent with Seller's past practices) on or before the Closing:

      (a) grant any increase in salary, fringe benefits or other compensation payable, or to become payable, by Seller to any officer, employee, agent or representative of Seller;

      (b) enter into any contract, commitment or transaction;

      (c) make capital expenditures on or lease any items of capital equipment having a cost in excess of $15,000 in the aggregate;

      (d) sell or dispose of any capital equipment other than capital equipment which is worn out or obsolete;

      (e) waive, cancel or compromise any material right or claim of Seller;

      (f) modify, amend, cancel or terminate any material contract or agreement by which Seller or any of its assets is bound; or

      (g) knowingly take any action that would cause any of the representations and warranties set forth in Article 2 to be untrue in any material respect.

      Seller covenants and agrees that Seller will do or agree to do the following continuously until the Closing:

      (i) conduct all Tax affairs relating to Seller other than in substantially the same manner as such affairs would have been conducted if the parties had not entered into this Agreement.

4.2   Application for Regulatory Consent and Licenses.

      To the extent that Buyer or its Affiliates requires any license or other approvals, consents or authorizations from, or is required to give or make any notices to or filings with respect to, any Regulatory Authority to permit Buyer or its Affiliates to conduct the Business from and after the Closing Date, including, without limitation, any relating to the Government Contracts, Seller shall use all commercially reasonable efforts, as promptly as practicable after the date of this Agreement, and in no event later than fifteen (15) days after the date of this Agreement, to assist Buyer in the filing of all requisite applications and make all other requisite filings with the appropriate Regulatory Authorities in all cases at Buyer's expense. Seller shall diligently assist Buyer in taking all steps (at Buyer's expense) that are necessary, proper or desirable to expedite the preparation of such regulatory and license applications and filings and their prosecution to a favorable conclusion. Seller will promptly provide Buyer with copies of any application, amendment, pleading, notice, order, request for additional information or other document filed by it or served on it relating to such applications. Buyer shall cooperate with Seller and provide to Seller all information regarding the Business reasonably required by Seller for use in connection with such applications and filings.

4.3   Access to Facilities, Files and Records.

      During the Due Diligence Period (as that term is defined in Section 8.1) and in addition to its obligations of disclosure contained in this Agreement, the Seller and its Affiliates will give or cause to be given to the officers, employees, accountants, counsel and authorized representatives of Buyer (a) reasonable access during normal business hours upon reasonable prior notice to the management personnel, property, and provide copies of the Contracts, Leases and other records and files relating to the Business and Buyer's due diligence thereof, other than matters which, by their terms, are subject to confidentiality agreements with third parties or which are documents subject to the attorney-client privilege which matters will be disclosed and shall be reasonably satisfactory to Seller as a condition to Closing, and (b) all such other information solely relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

4.4   Notice of Proceedings.

      Seller will promptly notify Buyer in writing upon (a) becoming aware of any order or decree or any complaint praying for any order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated hereunder, or (b) receiving any notice from any court or any Regulatory Authority of its intention (i) to institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) to nullify or render ineffective this Agreement if executed or such transactions if consummated.

4.5   Reasonable Commercial Efforts.

      Subject to the terms of this Agreement, Seller agrees, at its sole expense, to use its reasonable commercial efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under Applicable Laws to permit consummation of the transactions contemplated hereby and by the other Transaction Documents as promptly as practicable and otherwise enable consummation of the transactions contemplated hereby, including satisfaction of the conditions set forth in Section 5.2 hereof, and shall cooperate fully with Buyer to that end.

4.6   Notification of Certain Matters.

      Seller shall give prompt notice to Buyer of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

4.7   Expenses.

      Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants, and all such expenses of EU Inc. shall be either paid in full prior to Closing or EU Inc shall procure that such expenses shall be paid by the EU Shareholders.

ARTICLE 5 CONDITIONS TO CLOSING

5.1   Conditions to Obligations of Each Party.

      The respective obligations of each party to consummate the transactions contemplated hereby are subject to completion of their Due Diligence obligations (as defined in Article 8) and the further fulfillment prior to or at Closing of the following conditions and the conditions set forth in Sections 5.2 and 5.3, unless waived by the Seller and Buyer in writing:

      (a) No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any Governmental Body to enjoin, restrain, prohibit or obtain substantial damages in respect of this Agreement or the consummation of the transactions contemplated hereunder; and

      (b) The completion and execution of any and all agreements and/or modifications to agreements that may be identified in the Due Diligence carried out by the Buyer that will establish, secure, define or otherwise contribute to the proposed business of EU Inc in accordance with the intentions of the parties.

5.2   Conditions to the Obligations of Seller.

      The obligations of the Seller to consummate the transactions contemplated hereby are subject to the fulfillment prior to or at Closing of the following conditions, unless waived by the Seller in writing:

      (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects;

      (b) Each of Buyer's representations and warranties contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct in all respects only as of such date or time period); provided that any such representation or warranty with a qualification or limitation by reference to the materiality of matters stated therein or as to matters having or not having a Material Adverse Effect or words of similar effect shall be true and correct in all respects; and

      (c) Seller shall have received from Buyer a certificate signed by a duly authorized officer of Buyer to the effect that the conditions set forth in
Section 5.2(a) and (b) have been satisfied.

      (d) Seller shall have received from Buyer a certified copy of the resolutions duly adopted by CTC's board of directors approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.3   Conditions to Obligations of Buyer.

      The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment prior to or at Closing of the following conditions, unless waived by Buyer in writing:

      (a) All of the covenants and obligations that EU Inc. are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects;

      (b) Each Seller's representations and warranties contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct in all respects only as of such date or time period); provided that any such representation or warranty with a qualification or limitation by reference to the materiality of matters stated therein or as to matters having or not having a Material Adverse Effect or words of similar effect shall be true and correct in all respects;

      (c) Buyer shall have received from the Seller each of the following:

            (i) A certificate signed by the Seller to the effect that the conditions set forth in Section 5.3(a) and (b) have been satisfied;

            (ii) A certified copy of the resolutions duly adopted by EU Inc.'s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

            (iii) A certificate of good standing regarding EU Inc. certified by the Secretary of State of the State of Nevada dated not more than seven (7) business days prior to the Closing;

            (iv) A copy of the charter, articles of incorporation, bylaws and/or other organizational and governing documents of EU Inc., certified as true and in full force and effect as of the Closing by such EU Inc.'s Secretary or other duly authorized representative;

            (v) Complete copies of all shareholders' and directors' resolutions since the incorporation of EU Inc.;

            (vi) Documentation duly executed and evidencing conveyance of unencumbered title to the Shares to the Buyer together with a certified copy of the entire share transfer log showing the transfer as well as all other prior issuances and transfers;

            (vii) A certified copy of the minutes of a Shareholders' Meeting held on the date of the Closing that shall implement the following resolutions:

                  i. Nomination of the new directors of the EU Inc. whose identities have been agreed prior to closing;

                  ii. Any initial changes to the Bylaws of EU Inc that have been agreed prior to closing.

            (viii) A certified copy a resolution of the Board of Directors of EU Inc. that shall implement the following resolutions:

                  i. Nomination of all of the officers of EU Inc. to their respective positions, including as a minimum, persons to assume the roles of the President/Chief Executive Officer, the Corporate Secretary, the Treasurer/Senior Financial Officer;

                  ii. Location of the US head office of EU Inc. together with a decision to apply to do business within the State in which such office is located and authorization for filing the same;

                  iii.  Establishment of the Financial year of EU Inc;

                  iv.   Appointment of the auditors of EU Inc;

                  v. Approval of any important operating matters that have been identified and agreed during due diligence

            (ix)  An  executed  original  of  the  Shareholders'   Agreement  as
contemplated herein;

            (x) A certificate attesting to the accuracy and completeness at the Effective Time of (1) the list of all of the assets of EU Inc appended thereto and (2) the list of all of the agreements to which EU Inc is a party or by which it may be bound (with copies of all such written agreements appended thereto);

            (xi) An opinion of counsel to Seller substantially in the form attached hereto as Exhibit 5.3(c)(vi);

      (d) There shall not have been any Material Adverse Effect with respect to EU Inc. or their Assets between the date hereof and the Closing Date, and Buyer shall have received a certificate dated as of the Closing Date, signed by the Seller to such effect.

ARTICLE 6 TERMINATION

6.1   Termination by Mutual Consent.

      This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing pursuant to the terms of
Section 8.1 or by mutual written consent of Seller and Buyer.

6.2   Termination by Either Seller or Buyers.

      This Agreement may be terminated and the transactions contemplated hereby abandoned (a) on written notice by either the Seller or Buyer if the Closing shall not have occurred by May 1, 2006 (the "Termination Date"), provided however, that any cure period provided to any party pursuant to Sections 4.3 and
6.4 shall move the Termination Date to another date that is the same number of days removed from any fixed Termination Date as the length of such cure period;
(b) on written notice by either the Seller or Buyer if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (a) above shall not be available to Seller if Seller, or to Buyer if Buyer, has breached in any material respect his or its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the transactions contemplated by this Agreement to be consummated.

6.3   Termination by Seller.

      This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date by the Seller on written notice to Buyer if (i) any condition in Section 5.1 or Section 5.2 is not performed (other than as a result of a Default by Seller in the performance of its obligations hereunder) and the performance of such condition has not been waived by Seller in writing at or prior to the Closing Date, or (ii) there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 business days after written notice of such breach is given by Seller to Buyer.

6.4   Termination by Buyer.

      This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date by Buyer on written notice to Seller if (i) any condition in Section 5.1 or Section 5.3 is not performed (other than as a result of a Default by Buyer in the performance of its obligations hereunder) and the performance of such condition has not been waived by Buyer in writing at or prior to the Closing Date, (ii) there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 business days after written notice of such breach is given by Buyer to the Seller, or (iii) any condition in Section 8.1 is unsatisfactory to Buyer, at Buyer's sole discretion.

6.5   Effect of Termination and Abandonment.

      In the event of termination of this Agreement and the abandonment of the transactions pursuant to this Article 6, this Agreement shall become void and of no effect; provided, however, that the provisions of this Section 6.5, and Articles 7, 9 and 10 (excluding Section 9.10) shall survive any such termination, and any such termination shall not relieve any party hereto of any Liability for damages resulting from any prior breach of this Agreement.

ARTICLE 7 INDEMNIFICATION

7.1   Survival.

      All agreements, covenants, representations and warranties made by Seller in this Agreement or pursuant hereto or in any certificate delivered pursuant hereto shall survive the Closing Date for the time periods indicated in this
Article 7. The representations, warranties, covenants and agreements made by any of the Seller shall not be affected or deemed waived by reason of the fact that Buyer or its Representatives should have known that any such representations, warranties, covenants or agreements are or might be inaccurate in any respect. Any furnishing of information to Buyer by Seller or their respective Representatives, pursuant to, or otherwise in connection with, this Agreement shall not waive Buyer's right to rely on any representation, warranty, covenant or agreement made by any of the Seller.

7.2   Agreement of Seller to Indemnify.

      Subject to the provisions of this Article 7, regardless of any investigation (including any environmental investigation or assessment or any due diligence review or investigation) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time before or after the execution and delivery of this Agreement, the Seller agrees to indemnify, defend, and hold harmless the Buyer Group from, against, for, and in respect of any and all Losses asserted against, imposed upon, or incurred by the Buyer Group by reason of, resulting from, based upon, or arising out of:

      (a) the breach of any representation or warranty of any Seller contained in or made pursuant to this Agreement, any Ancillary Agreement or in any certificate, Schedule, or Exhibit attached hereto or specifically required to be delivered hereunder. For purposes of determining whether any Seller has breached any such representation or warranty, any qualification or limitation of such representation or warranty by reference to the materiality of matters stated therein or as to matters having or not having a Material Adverse Effect or words of similar effect shall be disregarded;

      (b) the breach or non-fulfillment of any covenant or agreement of any Seller contained in or made pursuant to this Agreement, any Ancillary Agreement or in any certificate, Schedule, or Exhibit attached hereto or specifically required to be delivered hereunder;

      (c) any brokerage or finder's fees or commissions or similar payments due in respect of the transactions contemplated hereto based on contracts or understandings with Seller;

      (d) a failure to file or an incomplete filing of any Form 5500 for the Employee Benefit Plans that should have been filed with the Internal Revenue Service on or prior to the Closing Date, including any sanctions or penalties imposed and any costs incurred in the preparation of such Form 5500;

      (e) any failure to maintain a signed  written  plan  document for any Code
Section 125 plan;

      (f) any Litigation listed on Schedule 2.12.

7.3   Agreement of Buyer to Indemnify.

      Subject to the terms and conditions of this Article 7, regardless of any investigation (including any environmental investigation or assessment or any due diligence review or investigation) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time before or after the execution and delivery of this Agreement, Buyer agrees to indemnify, defend, and hold harmless the Seller Group from, against, for, and in respect of any and all Losses asserted against, imposed upon, or incurred by the Seller Group by reason of, resulting from, based upon, or arising out of:

      (a) the breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, any Ancillary Agreement or in any certificate, Schedule, or Exhibit furnished by Buyer in connection herewith or therewith. For purposes of determining whether Buyer has breached any such representation or warranty, any qualification or limitation of such representation or warranty by reference to the materiality of matters stated therein or as to matters having or not having a Material Adverse Effect or words of similar effect shall be disregarded;

      (b) the breach or non-fulfillment of any covenant or agreement of Buyer contained in or made pursuant to this Agreement, any Ancillary Agreement or in any certificate, Schedule, or Exhibit furnished by Buyer in connection herewith or therewith; and

7.4   Procedures for Indemnification.

      (a) An Indemnification Claim shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, attaching any written correspondence asserting such Third Party Claim. With respect to a Third Party Claim, an Indemnitee shall deliver such declaration to Indemnitor promptly after receiving notice of such Third Party Claim; provided, however, the failure to notify the Indemnitee will not relieve the Indemnitor of any liability that it may have to the Indemnitee, except to the extent that the Indemnitor's defense of or ability to settle such Indemnification Claim is actually and materially prejudiced by the Indemnitee's failure to give such notice.

      (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.5 hereof shall be observed by the Indemnitee and the Indemnitor.

      (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have twenty (20) Business Days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of fifteen (15) Business Days from the date (such period is hereinafter referred to as the "Negotiation Period") the Indemnitee receives such objection. After the Negotiation Period, if the Indemnitor and the Indemnitee still cannot agree on an Indemnification Claim, either the Indemnitor and Indemnitee may commence litigation regarding the dispute.

      (d) Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by wire transfer of immediately available funds within ten (10) days of the date such amount is determined.

7.5   Defense of Third Party Claims.

      The Indemnitor shall have the right, upon receipt of the Indemnification Claim involving a Third Party Claim and at its expense using counsel reasonably satisfactory to the Indemnitee, to defend such Third Party Claim actively and diligently, and in such manner as to minimize the risk of the Indemnitee becoming subject to Liability for any other significant matter, in its own name or, if necessary, in the name of the Indemnitee; provided however, that the assumption of the defense by the Indemnitor of a Third Party Claim shall constitute a final and binding acknowledgment by the Indemnifying Party that it is obligated under this Article 7 to indemnify the Indemnitee in respect of such Third Party Claim. If an Indemnitor assumes the defense of such Third Party Claim, the Indemnitee will cooperate with and make available to the Indemnitor such assistance and materials as may be reasonably requested of it, and the Indemnitee shall have the right, at its expense, to participate in the defense. The Indemnitor shall have the right to settle and compromise such claim only with the consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnitor and such settlement includes an unconditional term releasing the Indemnitee from all Liability.

      In the event the Indemnitor shall notify the Indemnitee that it does not wish to defend the Third Party Claim, or if the Indemnitor fails to undertake the defense or to notify the Indemnitee within ten (10) days of the Indemnification Claim that it is undertaking the defense, then the Indemnitee shall have the right to conduct a defense against such Third Party Claim. In addition, and Section 7.5(a) notwithstanding, if a Third Party Claim involves, in the Indemnitee's reasonable opinion, a matter that could have a material adverse effect on the business, operations, prospects or Assets of the Indemnitee, then the Indemnitee shall have the right to the defense of the Third Party Claim. All costs, expenses and fees, including all reasonable attorneys' fees which may be incurred by the Indemnitee in connection with conducting the defense, compromise or settlement of Third Party Claims referenced in this
Section 7.5(b) shall be included as part of the indemnification obligations of the Indemnitor hereunder to the extent that the Indemnitee is entitled to indemnification. The Indemnitee shall have the right to settle and compromise the Third Party Claims referenced in this Section 7.5(b) if it acts reasonably and in good faith upon ten (10) days notice to, but without the consent of, the Indemnitor.

      With respect to Seller' indemnification of Buyer Group for the Litigation listed on Schedule 2.12, the parties acknowledge and agree that Buyer and EU Inc., together with any relevant insurance companies, shall control the defense of such Third Party Claims, and provided that Buyer shall not agree to any settlement of any such Litigation without the prior written consent of Seller, not to be unreasonably denied, if such settlement creates any Liabilities for the Seller.

7.6   General Tax Indemnity.

      Notwithstanding anything to the contrary in the Agreement, the Seller shall indemnify the Buyer Group and hold them harmless from and against (without duplication), any and all Losses attributable to (i) all Taxes (or the non-payment thereof) of EU Inc. for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which EU Inc. (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation ss.1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than EU Inc.) imposed on EU Inc. as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. Seller shall reimburse Buyer for any Taxes of EU Inc. which are the responsibility of Seller pursuant to this Section
7.6 within fifteen (15) business days after payment of such Taxes by Buyer or EU Inc. For purposes of this Agreement, in the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of EU Inc. for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which EU Inc. holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of EU Inc. for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.7   Limitations.

      Seller shall be obligated to indemnify the Buyer Group under Section 7.2(a) only when the aggregate of all Losses suffered or incurred by the Buyer Group as to which a right of indemnification is provided solely under Section 7.2(a) exceeds Two Hundred Thousand Dollars ($200,000) (the "Threshold Amount"); provided, however, that the Threshold Amount shall not apply to claims for breach of Sections 2.1 and 2.6. After the aggregate of all such Losses suffered or incurred by the Buyer Group exceeds the Threshold Amount, the Seller shall be obligated to indemnify the Indemnitee to the full extent of such Losses in excess of the Threshold Amount. The aggregate Liability of the Seller under
Section 7.2(a): (i) with respect to claims for breach of any representation or warranty other than those contained in Sections 2.1, 2.6, 2.8 and 2.14, shall not exceed Five Million Dollars ($5,000,000); (ii) with respect to claims for breach of any representation or warranty in Section 2.14, shall not exceed Five Million Dollars ($5,000,000); and (iii) with respect to Sections 2.1, 2.6 and 2.8, shall not exceed the Purchase Price.

      The indemnification rights of the parties hereto for Losses resulting solely from a breach of representations and warranties contained in this Agreement under Sections 7.2(a) are subject to the condition that the Seller shall have received an Indemnification Claim for the Losses for which indemnity is sought within two (2) years after the Closing Date; provided, however, that, the indemnification rights of Buyer Group for Losses resulting from a breach of the representations and warranties made by the Seller in (a) Sections 2.3, 2.4, 2.5, 2.14 and 2.17 are subject to the condition that the Seller shall have received written notice of the Losses for which indemnity is sought within six
(6) years after the Closing Date and (b) Sections 2.1, 2.6 and 2.8 shall survive indefinitely. There is no time limitation for Indemnification Claims for Losses other than under subsection 7.2(a).

      Notwithstanding any provision in this Agreement to the contrary, the limitations described in this Section 7.7 shall only apply to claims for Losses under Section 7.2(a).

      Except in the case of fraud and for equitable remedies, a party's exclusive remedy for claims for monetary Losses arising solely out of any breach of any representation or warranty shall be indemnification pursuant to Section 7.2(a).

      Notwithstanding anything in this Agreement to the contrary, the Seller shall not be liable for breaches or non-fulfillment of any Ancillary Agreement executed solely by an individual Seller. In such cases only the respective breaching Seller shall be liable to the Buyer Group.

      The amount of any Loss subject to indemnification hereunder shall be calculated net of any insurance proceeds actually received by the Indemnitee (net of any incremental collection and other expenses with respect thereto) that are directly attributable to such Losses. Each Indemnitee shall use good faith efforts to seek full recovery under any insurance policies covering an indemnifiable Loss; provided, however, that each Indemnitor shall make any and all payments required under this Article 7 without regard to any future potential recovery by the Indemnitee under any such insurance policy. In the event that an insurance recovery is made by the Indemnitee with respect to a Loss for which it has been previously indemnified hereunder, then a refund equal to the amount of the recovery (but not exceeding the amount previously indemnified) shall be made promptly to the Seller' Representative, who shall be responsible for distributing such amount among the Seller.

ARTICLE 8 CLOSING AND DUE DILIGENCE

8.1   Closing and Due Diligence.

      From the date of the execution of this Agreement and until such time as the Buyer shall have completed its due diligence review ("Due Diligence Period"), the Buyer shall undertake the normal due diligence review of all of the operations and business of EU Inc. The Due Diligence Period shall extend for a period not to exceed 15 business days from the date on which the Seller shall provide the Buyer with copies of the Due Diligence Materials.

The term "Due Diligence Materials" shall mean any information that has or may reasonably be expected to have a material affect on the business of EU Inc in whatever form held, stored or maintained and shall include Actual Knowledge and any unwritten knowledge of any Director, Officer or employee of EU Inc. The term shall also include any information which any Director, Officer or employee of EU Inc shall be aware is in the possession of any EU Shareholders or its other affiliates.

8.2   Termination due to unsatisfactory Due Diligence.

      This agreement may be terminated, however such termination shall not be unreasonable, at any time prior to Closing, at Buyer's sole discretion, if Buyer is not satisfied with its due diligence investigations, or is unable to obtain satisfactory financing to meet the terms of Section 1.3 and 1.4 of this Agreement.

ARTICLE 9 GENERAL PROVISIONS

9.1   Certain Definitions.

      The following capitalized terms shall have the respective meanings set forth below:

      "Actual Knowledge" means, with respect to the Seller, the actual knowledge of each of the following individuals: Michael Porter, Ian Zant-Boer and any director or officer of EU Inc.

      "Affiliate" means, with respect to a specified Person, at the time in question, any other Person Controlling, Controlled by or under common Control with the specified Person or any officer, director, manager, partner or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person. In addition, with respect to EU Inc., the term "Affiliate" also includes any Person capable of being controlled by any combination of EU Inc. and it's respective Affiliates.

      "Agreement" means this Equity Purchase Agreement together with all Schedules and Exhibits, as the same may be amended or modified from time to time.

      "Ancillary Agreements" means, as to any party, the agreements, documents and instruments to be executed and delivered by such party pursuant to this Agreement.

      "Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

      "Business" means the business carried on by Seller from time to time, and all businesses and activities ancillary thereto.

      "Business Day" or "business day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of California are permitted or obligated by applicable Law to be closed.

      "Buyer" has the meaning set forth in the preface above.

      "Buyer Group" means the Buyer and each of its respective Affiliates, and Representatives.

      "Closing" means the consummation of the transactions contemplated by this Agreement, except to the extent such transactions are specified to occur, if ever, after the Closing.

      "Closing Date" means the date on which the Closing actually occurs.

      "Code" means the Internal Revenue Code of 1986, as amended. Any citation to a provision of the Code includes a citation to any successor provision.

      "Consent" means any consent, notice, approval, authorization, filing, declaration, registration, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, applicable Law or Order.

      "Contract" has the meaning set forth in Section 2.11(b).

      "Control, Controlling, or Controlled" means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities, by contract or otherwise.

      "Default" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law or Order, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law or Order, or (iii) any occurrence of any event that with or without the passage of time or with or without the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law or Order.

      "Effective Time" means 11:59 p.m. in Irvine, California on the day preceding the Closing.

      "Employee Benefit Plans" shall include pension and profit sharing plans, retirement and post retirement welfare benefits, health insurance benefits (medical, dental and vision), disability, life and accident insurance, sickness benefits, vacation, employee loans and banking privileges and any bonus, incentive, deferred compensation, stock purchase, stock option, phantom stock or other equity-based severance, employment, change of control or fringe benefit plan, program or agreement (whether written or oral), including any employee benefit plans as defined in ERISA.

      "Environmental Laws" means any and all Laws in effect on or prior to the Closing Date relating to pollution or protection of human health or the environment (including ambient air, indoor air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. ss.ss.9601 et seq. ("CERCLA")), (ii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.ss.6901 et seq. ("RCRA")), (iii) the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); (iv) the Clean Water Act (33 U.S.C. ss.ss.1251 et seq.), (v) the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss.ss. 11011 et seq.), (vi) the Oil Pollution Act of 1990 (33 U.S.C. ss.ss. 2701 et seq.), (vii) the Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 1801 et seq.), (viii) the Toxic Substances Control Act (15 U.S.C. ss.ss. 2601 et seq.), (ix) any state or local Law analogous to the Laws listed in parts (i) - (viii) of this subparagraph, (x) any amendments to the statues, laws or ordinances listed in parts (i) - (viii) of this subparagraph, in existence on the date hereof, and (xi) any other Law now in effect relating to emissions, discharges, releases, threatened releases generation, management, handling, control, use, treatment, storage, disposal, transport, removal, remediation or recovery of any Hazardous Material.

      "Environmental Permit" means Permits, Consents, Orders, and other authorizations that are required under Environmental Laws in connection with the operation of the business of each Purchased Entity or the ownership, use, or lease of the Assets of each Purchased Entity.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all final and temporary regulations thereunder.

      "Financial Statements" has the meaning set forth in Section 2.8(a).

      "GAAP" means United States generally accepted accounting principles as in effect from time to time and consistently applied to the Financial Statements.

      "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, court, board or other body.

      "Hazardous Materials" means and shall include, without limitation, any material, substance, waste, chemical, compound, product, solid, gas, liquid, byproduct, pollutant or contaminant which as of or prior to the Closing Date is or was: (a) listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. ss.ss. 172.101, including the Appendix thereto); (b) identified by the United States Environmental Protection Agency as a hazardous substance (40 C.F.R. Part 301); (c) designated as a "hazardous substance" in
Section 311 of the federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251, et seq.; (d) defined as a "hazardous waste" under Section 1004 of the federal Resource Conservation Recovery Act, (42 U.S.C. ss.ss. 6901, et seq.); (e) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response Compensation Liability Act, 42 U.S.C ss.ss. 9601, et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); (f) any material containing asbestos above regulated levels; (g) any radioactive materials; (h) any regulated petroleum hydrocarbon, petroleum hydrocarbon product, or natural gas material; (i) defined as "hazardous waste," "hazardous material," "hazardous substance," or words of similar import under any applicable federal, state or local, environmental or worker health and safety Laws; or (j) which is prohibited, limited, or regulated under any amendments, revisions, supplements or replacements of any of the above and any regulations implementing any of the above.

      "Indebtedness" means (a) indebtedness for borrowed money, (indebtedness for any deferred purchase price (other than trade payables for goods or services payable on terms of net 30 days (or less) and arising in the ordinary course of business), (c) indebtedness under title retention agreements, (d) obligations as lessee under capital leases, (e) Liabilities for unfunded benefits under any pension plan or scheme for employees, (f) obligations under currency, interest rate or other hedging arrangements or swaps, and (g) any Liability required to be reflected on a balance sheet other than current Liabilities, all as determined in accordance with GAAP, consistently applied.

      "Indemnitee" means a party seeking  indemnification  under Section 1.7, or
Article 7.

      "Indemnification  Claim" means a claim for  indemnification  under Section
1.7 or Article 7.

      "Indemnitor"  means a party  from whom  indemnification  is  sought  under
Section 1.7 or Article 7.

      "Intellectual Property" has the meaning set forth in Section 2.16(a).

      "IRS" has the meaning set forth in Section 2.8.

      "Inventory" means inventory held for sale/resale and raw materials.

      "Inventory Value" means the value of the raw materials and inventory of EU Inc. as of the Effective Time, provided that all the raw materials are valued at cost.

      "Knowledge" means, with respect to the Seller, (i) the actual knowledge of each of the following individuals: Michael Porter, Ian Zant-Boer and any director or officer of EU Inc.; and (ii) the knowledge a prudent individual in the position of any of the foregoing individuals could be reasonably expected to possess concerning the existence of the matters at issue.

      "Law" means any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, judgment or decree.

      "Leased Premises" shall mean the offices and other facilities leased by Seller or any of its Affiliates pursuant to the Leases and used in connection with the Business.

      "Leased Real Property" means real property leased by EU Inc.

      "Leases" shall mean the real property leases and rental agreements (including subleases), as amended, entered into with respect to the Leased Premises, as set forth in Schedule 2.15(a).

      "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of
investigation,   collection  and  defense),   claim,  deficiency,   guaranty  or
endorsement of or by any Person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, known or unknown, disputed or undisputed, secured or unsecured, joint or several, or otherwise, and whether or not the same is required to be accrued or disclosed on the financial statements of such Person.

      "Lien" means any claim, charge, conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, security interest or other security arrangement, or any adverse right or interest of any nature whatsoever of, on or with respect to any Asset.

      "Litigation" means any action, litigation, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding (whether civil, criminal, administrative, investigative or informal).

      "Loss" means any and all demands, claims, actions or causes of action, damage, assessments, diminution of value, losses, damages (including special and consequential damages), liabilities, costs or expenses, including, but not limited to, interest, penalties, reasonable attorneys' fees and expenses and reasonable costs of investigation and defense.

      "Major Decisions" has the meaning set forth in Section 1.6.

      "Material" or "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

      "Material Adverse Effect" means a violation, inaccuracy, breach, default, failure to comply, change in circumstances, loss, effect, fact, agreement, arrangement, commitment, understanding, obligation, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect or material adverse impact on (i) the business, financial condition, Assets or results of operations of EU Inc. taken as a whole, or (ii) the ability of any Seller to perform its/his/her obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

      "Material  Contracts"  means,  collectively,  the  contracts  described in
Section 2.11 hereof.

      "Negotiation Period" has the meaning set forth in Section 7.4(c).

      "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Authority, or any binding determination pursuant to arbitration or other similar alternative dispute resolution forum.

      "Permits" means all licenses, permits, orders, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws or Governmental Authority.

      "Permitted Liens" means (i) Liens for Taxes not yet due and payable, (ii) materialmen's or similar liens or obligations arising in the ordinary course of business securing accrued obligations not yet due and payable, (iii) Liens under equipment leases and capitalized leases with Persons entered into in the ordinary course of business, which in each case are disclosed on Schedule 2.11(a).

      "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, business unit, division or other entity, or any Governmental Authority.

      "Pre-Closing Tax Period" has the meaning set forth in Section 7.6.

      "Purchase Price" has the meaning set forth in Section 1.3(a).

      "Real Property" means all real property currently owned by EU Inc.

      "Related Party" has the meaning set forth in Section 2.21.

      "Representative" means with respect to a particular Person, any director, officer, agent, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

      "Seller" or "Seller" has the meaning set forth in the preface above.

      "Seller Group" means the Seller and each of their respective Affiliates and Representatives.

      "Shares" has the meaning set forth in the Recitals section of this Agreement.

      "Straddle Period" has the meaning set forth in Section 7.6.

      "Tax" means any federal, state, county, local or foreign income, premium, payroll, withholding, unclaimed property, excise, sales, use, gains, transfer, real and personal property, use and occupation, capital stock, franchise or other tax, levy, charge, duty or other assessment of any kind whatsoever, including interest, additions and penalties thereon.

      "Taxing Authority" means the IRS and any other Governmental Authority responsible for the administration of any Tax.

      "Tax Return" means any return, report or statement required to be filed with or provided to any Taxing Authority with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

      "Termination Date" has the meaning set forth in Section 6.2.

      "Threshold Amount" has the meaning set forth in Section 7.7(a).

      "Third Party Claim" means any Litigation threatened or instituted against the Indemnitee, which, if prosecuted successfully, would be a matter for which the Indenmitee is entitled to indemnification under this Agreement.

      "Transaction Documents" means this Agreement and all other documents required to give effect to the transaction contemplated hereby.

9.2   Singular and Plural.

      Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

ARTICLE 10 MISCELLANEOUS

10.1  Entire Agreement; No Third Party Beneficiaries.

      This Agreement, the Exhibits and Schedules attached hereto and the Ancillary Agreements constitute the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.2  Amendments; Waiver.

      This Agreement may be amended only by a subsequent writing signed by the Seller and Buyer. No waiver hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

10.3  Assignment.

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, however, that, Buyer may assign its rights and obligations under this Agreement without the consent of Seller to any affiliate of Buyer or to any party that acquires substantially all of the assets or stock of Buyer or any successor entity resulting from a merger or consolidation of or with Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.4  Notices.

      All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         If to Seller:     EU Energy Inc.
                           Attn: Andy Lockhart
                           2650 FM 470
                           Bartonville,Texas 76226
                           Phone: 940 455 7450
                           Fax: 940 455 7451

                               Copy to Counsel        Ian Zant-Boer
                                                      EMW Law
                                                      13th St.
                                                      Central Milton Keynes
                                                      Buckinghamshire, UK
                                                      Phone: 011-44-1908-399600

         If to Buyer:      CTC Wind Systems Corporation
                                    Attention: Benton H Wilcoxon, President
                                    2026 Mc Gaw Avenue
                                    Irvine CA, 92614
                                    +1-949-660-1533
                                    +1-949-428-8500

                                    Copy to Counsel   Michael McIntosh

10.5  Governing Law; Dispute Resolution.

      Notwithstanding the place where this Agreement may be executed by any of the parties, the parties hereto expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of California.

      Except for obtaining a temporary restraining order or an injunction in accordance with Section 10.5(h), any claim or controversy under or involving this Agreement shall be finally settled by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein (the "Rules").

      The arbitration shall be held in Irvine, California. There shall be one arbitrator, who shall have experience in the building products industry. The Buyer and the Shareholders' Representative shall attempt to agree on such a single mutually acceptable arbitrator within ten (10) business days after any party invokes arbitration under this Section 10.5. If the Buyer and Shareholders' Representative are unable to agree on an arbitrator within such ten (10) business day period, the Buyer and Shareholders' Representative shall with ten (10) business days each select one potential arbitrator in accordance with the Rules. The two named potential arbitrators shall then select the single arbitrator within thirty (30) days of the selection of the second potential arbitrator. If either the Buyer or the Shareholders' Representative does not name a potential arbitrator within such period, then the potential arbitrator identified by the other party shall be the single arbitrator for the claim or controversy. If the two named potential arbitrators have not agreed on the single arbitrator within the time limits specified above, then such appointment shall be made by the American Arbitration Association in accordance with the Rules upon the written request of the Buyer or the Shareholders' Representative within (30) days of such request. The arbitration hearing shall be held, if possible, within one hundred eighty (180) days of the appointment of the single arbitrator, and the award shall be issued, if possible, within thirty (30) days after the close of the hearing.

      Any decision or award of the arbitrator shall be based solely on the terms of this Agreement, applicable law, and the facts presented by the parties. The Parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the United States and the State of California) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made. Notwithstanding the foregoing, by agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator's order to that effect.

      The decision or award of the arbitrator shall be the sole and exclusive remedy between the parties regarding any and all issues presented to the arbitrator. The award shall be final and binding upon the parties, and judgment upon any award may be entered in any court in the State of Nevada or any other court of competent subject matter jurisdiction, having jurisdiction thereof. Each party hereby irrevocably consents to the personal jurisdiction of the courts in the State of Nevada, solely for purposes of confirmation of, entry of judgment upon, and enforcement of the arbitral award. Each party further hereby irrevocably waives and covenants not to assert any defenses in any such proceeding based on any alleged defects in jurisdiction, venue, or convenience of the forum.

      The non-prevailing party or parties to the arbitration shall pay the compensation, costs, fees and expenses of its own and the prevailing party's witnesses, experts and counsel. The compensation and any costs and expenses of the arbitrator shall also be borne by the non-prevailing party or parties. The single arbitrator shall determine which party(ies) is(are) the prevailing party(ies) and the non-prevailing party(ies). In the event that the arbitrator shall determine that any party to the arbitration was, as a result of multiple disputes or otherwise, both a prevailing and non-prevailing party, then the arbitrator shall be authorized to award costs, fees and expenses in its discretion, provided that in any event the party(ies) that the arbitrator determines is(are) most fairly characterized as the non-prevailing party(ies) in the arbitration (taken as a whole) must, at a minimum, pay the compensation, costs, fees and expenses of its own witnesses, experts and counsel and the compensation and any costs and expenses of the arbitrator.

      Each party will, upon the written request of another party, provide the other with copies of specific documents relevant to the issues raised by any claim or counterclaim. Any dispute regarding discovery shall be determined by the arbitrator, whose determination shall be binding.

      The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.6  Counterparts.

      This Agreement may be executed in two or more counterparts (including facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.7  Captions.

      The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.8  Interpretations.

      No uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

10.9  Severability.

      Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10 Right to Specific Performance.

      The parties hereto agree that the Shares constitute unique property, that there is no adequate remedy at law for the damage which any of them might sustain for the failure of the others to consummate this Agreement, and, accordingly, that each of them is entitled to the remedy of specific performance to enforce such consummation subject, however, to all of the terms and provisions of this Agreement.



                         [Signatures on Following Pages]

      IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first above written.



BUYER:                          CTC Wind Systems Corporation


                                By:    /s/ Benton H Wilcoxon
                                       --------------------------
                                Name:  Benton H Wilcoxon
                                Title: President


SELLER:                         EU Energy, Inc.


                                By:    /s/ Michael Porter
                                       --------------------------
                                Name:  Michael Porter
                                Title: Chairman

                                  Schedule 1.7

Schedule detailing purchase price allocation.



                                  Schedule 2.6

Schedule detailing capitalization of EU Inc..



                                  Schedule 2.9

Schedule including the financial statements of EU Inc.



                                Schedule 2.11(a)

List of all material contracts and agreements.



                                  Schedule 2.12

Description of any known litigation.



                                  Schedule 2.13

List of all of the Permits necessary to conduct its business in the manner it is presently being conducted.



                                Schedule 2.15(a)

List of all leases and premises which they are connected to.



                                Schedule 2.15(e)

List and location of all Personal Property of EU Inc. having an original or replacement value greater than $5,000



                                Schedule 2.15(f)

Names and at locations where EU Inc. conducts its business and where all of the Assets of EU Inc. are currently located.



                                  Schedule 2.16

List of all patents, trademarks, trade names, service marks, domain names, copyrights and computer software (excluding commonly available software acquired via shrink wrap licenses) used in the conduct of the business of EU Inc.

                                  Schedule 2.17

Lists of each Employee Benefit Plan maintained or contributed to by Seller.


                                  Schedule 2.21

List of any Related Party transactions.



                     Exhibit 5.3(c)(vi) - Opinion of Counsel

Opinion of counsel.